UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
14A-6(E)(2)

[  ] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INVENTIV HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Stockholders have previously received proxy materials dated May 9, 2008 sent in connection with the 2008 Annual Meeting of Stockholders (the "Annual Meeting") of inVentiv Health, Inc. (the "Company") scheduled to be held on June 11, 2008 at 9:00 a.m., EST, at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, NY 10036.  Following distribution of the proxy materials, the following developments have occurred:

Election of R. Blane Walter as Chief Executive Officer of the Company

On May 29, 2008, the Board of Directors of the Company elected R. Blane Walter, currently President of the Company, as Chief Executive Officer of the Company effective June 11, 2008, following the Annual Meeting.

The Compensation Committee of the Board of Directors has approved the following compensation arrangements for Mr. Walter:  (i) an increase in Mr. Walter's  base salary from $500,000 to $550,000 per year, (ii) an increase in his discretionary bonus range on or after the June 11, 2008 effective time from 0-150% to 0-200% (100% target) of his base salary, (iii) a special equity award of at least $1.25 million  in connection with his promotion to Chief Executive Officer and (iv) an equity award of at least $1.0 million as part of the Company’s 2009 annual grant.  Mr. Walter will also be eligible for discretionary awards as part of the annual equity grant program in subsequent years at a comparable or greater level.  In addition:

 (a) in the event of Mr. Walter's termination without cause or by reason of disability or his resignation for good reason prior to a "change in control", he will be entitled to a lump sum payment equal to the sum of two times (rather than one time as provided under the prior agreement) the sum of his base salary and the average of his awarded bonus for the three years prior to termination; vesting of all equity incentive awards (rather than those that would have vested had his employment continued for one year from the date of termination); continued life insurance coverage for 18 months from the termination; and continued health insurance coverage 36 months from the termination;

(b)  in the event of Mr. Walter's termination by reason of death prior to a "change in control", he will be entitled to vesting of all equity incentive awards; in addition, the Company will maintain $3 million (rather than $1 million) in term life insurance for the benefit of Mr. Walter;

(c)  upon a "change in control" of the Company, Mr. Walter will be entitled to receive a lump sum payment equal to 200% (rather than 75%) of the sum of his base salary and the average of his awarded bonus for the three years prior to termination (as well as vesting of all equity incentive awards, as was the case prior to his promotion to Chief Executive Officer);

(d)  in the event of Mr. Walter's termination without cause or for good reason, or the termination of Mr. Walter's employment by reason of disability, within 13 months after a "change in control", he will be entitled to receive an additional lump sum payment equal to 100% (rather than 75%) of the sum of his base salary and the average of his awarded bonus for the three years prior to termination and continued health and life insurance coverage for 36 months from the termination.  Any resignation by Mr. Walter during the 30 days following the first anniversary of a "change in control" will be deemed to be a resignation for good reason entitling him to the payments and benefits described above in relation to a resignation for good reason; and

(e)  Mr. Walter will continue to be entitled to a gross-up for any excise tax payable by him under Section 280G of the Internal Revenue Code, but the Company will have the discretion to reduce Mr. Walter's change of control benefits by up to the lesser of (a) 5% of his change of control benefits (valued in accordance with Section 280G) and (b) $150,000, if doing so would avoid excise tax liability under Section 280G.

Options that are accelerated as described above will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after termination of employment (unless executive officers generally are granted a longer post-termination exercise period), and in either case, not beyond the original expiration date of the options under to the applicable equity plan and award documentation.

Retirement of Eran Broshy from Position as Chief Executive Officer of the Company

On May 29, 2008, Eran Broshy, Chairman of the Board and Chief Executive Officer of the Company, notified the Board of Directors of the Company that he would retire from his position as Chief Executive Officer effective June 11, 2008, following the Annual Meeting.  Mr. Broshy was simultaneously appointed to the newly created position of Executive Chairman of the Board, also effective June 11, 2008, following the Annual Meeting.

In connection with Mr. Broshy's appointment as Executive Chairman of the Board, the Compensation Committee of the Board of Directors approved a $300,000 per annum base salary for Mr. Broshy.  As Executive Chairman of the Board, Mr. Broshy will not be eligible to participate in the Company's regular cash bonus program or to receive new grants under the Company's regular equity compensation program.  The other terms of Mr. Broshy's existing compensation arrangements remain unchanged.

Resignation of John Harris

On May 21, 2008, John Harris informed the Company that, due to a number of other business commitments, he would decline to stand for reelection to the Company's Board of Directors at the Annual Meeting.  Mr. Harris has been a member of the Company’s Board of Directors since May 2000.

It is anticipated that upon Mr. Harris' departure from the Board of Directors, Craig Saxton, M.D., currently an independent member of the Company's Board of Directors, will replace Mr. Harris on the Audit Committee of the Board of Directors.

The Board of Directors does not intend to propose a substitute nominee to its slate of nominees for the Board at the Annual Meeting in light of Mr. Harris’ departure from the Board.  Accordingly, following the Annual Meeting, the Board of Directors intends to take action reducing the number of directors constituting the full Board of Directors from eight directors to seven directors.  After giving effect to Mr. Harris' resignation from the Board, assuming the election of the remaining directors nominated for election at the Annual Meeting, four of the seven members of the Board will satisfy the director independence criteria adopted by the NASDAQ Global Select Market.

Certain Relationships and Related Transactions

The following replaces the paragraph titled "Olde Worthington Road LLC" under the caption "Certain Relationships and Related Transactions" in the proxy statement relating to the Annual Meeting:

Olde Worthington Road LLC.  Prior to May 15, 2007, Mr. Walter and his brothers held an approximately 46% indirect interest, through GSW Capital LLC, in Olde Worthington Road LLC, the lessor of certain real property occupied by ICI.  ICI entered into the related lease prior to the time Mr. Walter became affiliated with the Company.  The terms of the lease were disclosed to our Board of Directors in connection with its approval of the acquisition of ICI.  Prior to the disposition of their indirect interest in the lease, Mr. Walter’s and his brothers’ indirect interest in the related rental stream was approximately $6.9 million.

No Further Action by Stockholders Required

There is no need for stockholders to take any action with regard to this revised information and this does not affect the proxy card previously sent to stockholders with the proxy materials.  Votes cast by proxy cards included in the proxy materials remain valid.  Stockholders who have not yet voted may continue to use the proxy card they received with the initial mailing.  However, the holders of the proxy appointed pursuant to the proxy card do not intend to cast any votes relating to the election of Mr. Harris as a director.